Exhibit 10.1

Execution Copy

Yahoo! Inc.

701 First Avenue

Sunnyvale, California

July 16, 2012

Marissa Mayer

Dear Marissa:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), working at the Company’s headquarters at 701 First Avenue in Sunnyvale, California. You will be appointed to the Board upon your commencement of employment. Your appointments are subject to approval by the Board and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board (“Compensation Committee”). For purposes of this letter, your first day of work at Yahoo! will be considered your “Employment Start Date.” Your Employment Start Date will be July 17, 2012.

Base Salary. Your starting annual base salary will be $83,333.33 per month ($1,000,000.00 annually), less applicable taxes, deductions and withholdings, paid semi-monthly and subject to annual review. Yahoo!’s regularly scheduled pay days are currently on the 10th and 25th of every month.

Incentive Compensation. You also will be eligible to participate in the annual Executive Incentive Plan (“EIP”), with a target incentive of 200% of your annual base salary (the “Target Award”), and a 2012 maximum of 400% of your annual base salary if you exceed your targets, pro-rated based on the period of time you are employed at Yahoo! in an EIP eligible position during the relevant Company fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the EIP incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid (as specified in the EIP). Your actual EIP payout will depend on Yahoo! financial performance and, to the extent applicable, the Compensation Committee’s assessment of your individual performance, and any EIP payout is subject to, and governed by, the terms and requirements of the EIP document. EIP bonuses are usually paid in March or April of the year after the fiscal year for which they are earned.

Annual Equity Awards. Subject to approval by the Compensation Committee, as a senior leader of Yahoo!, with respect to the 2012 performance year, you will be entitled to receive equity awards under the Yahoo! Inc. 1995 Stock Plan (the “Stock Plan”) with an aggregate award value of $12 million (the “2012 Annual Grant”), with fifty percent (50%) of such 2012 Annual Grant in the form of Restricted Stock Units (the “2012 RSUs”) and the remaining fifty percent (50%) of such 2012 Annual Grant in the form of options to purchase the Company’s common stock (the “2012 Stock Options”). The 2012 RSUs shall be awarded to you on Yahoo!’s first regularly scheduled grant date after your Employment Start Date, which is July 26, 2012 (the “Next Grant Date”). The number of 2012 Stock Options shall be calculated on the Next Grant Date in accordance with the Company’s option valuation practices, and subject to applicable adjustments in the event of stock splits, stock dividends or other similar capital transactions between calculation and grant. The 2012 Stock Options shall be granted on one of the Company’s regularly scheduled grant dates in 2012, currently contemplated to be in November, 2012. The 2012 RSUs shall vest equally on the first, second and third anniversaries of the Next Grant Date, and the 2012 Stock Options shall vest in three equal tranches on the twelve-month, eighteen-month and thirty-month anniversaries of the Next Grant Date, provided that, in each case, you are employed by the Company on the applicable vesting date or as otherwise provided herein, and provided that you satisfy the financial and other performance criteria established at the time of grant by the Compensation Committee after consultation with you. In the event your employment is terminated by the Company without Cause, due to disability (as defined under the Company’s applicable long term disability plan), by you with Good Reason or as a result of your death, any 2012 RSUs which would have vested within the six months after such termination shall immediately vest, and any 2012 Stock Options that would have vested in the six months following termination of employment if the applicable performance criteria was satisfied, shall remain subject to satisfaction of such performance criteria and, if such criteria is satisfied, vest as if you were employed on such vesting date. All other 2012 RSUs and 2012 Stock Options shall be immediately forfeited, as shall all unvested 2012 RSUs and 2012 Stock Options in the case of a Cause termination by the Company or a voluntary resignation by you without Good Reason. The 2012 RSUs will provide for automatic use of a portion of the 2012 RSUs to cover minimum tax withholding so that you will not need to make any cash payments to cover such tax withholding.

Make-Whole Restricted Stock Units. You will also receive a make-whole grant of restricted stock units under the Stock Plan with an aggregate award value of $14 million (“Make-Whole RSUs”), such grant to be made to you on the Next Grant Date. The Make-Whole RSUs will vest as follows: (a) one fifth of four million dollars of Make-Whole RSUs will vest on the 17th day of each month of 2012 starting in August and be paid out by the end of such month; (b) one twelfth of seven million dollars of Make-Whole RSUs will vest on the 17th day of each month in 2013 and be paid out by the end of the month in which they vest; and (c) one twelfth of three million dollars of Make-Whole RSUs will vest on the 17th day of each month in 2014 and be paid out by the end of the month in which they vest; provided in each case that you are employed by the Company on the applicable vesting date or, if earlier, will vest (and be paid out) (i) upon the termination of your employment by the Company without Cause,1 (ii) due to your resignation for

[1]	For purposes of the Make-Whole RSUs, the One-Time Retention Award (as provided herein with regard to severance benefits) and the 2012 Annual Grant, “Cause” shall mean termination of your employment with the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, and clause (5) below (but only if cure is permitted under its proviso), you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence: (1) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition), (2) your failure or refusal to comply in any material respect with material Company policies or lawful directives of the Board, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this letter agreement and any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets, (5) your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, provided that, if such act or engagement is not willful misconduct and curable (as determined in the good faith discretion of the Board), you will be given the opportunity to cure as provided above, or (6) your indictment or conviction or plea of nolo contendre or guilty plea with respect to any felony or crime of moral turpitude.

Good Reason,2 (iii) upon your death while employed with the Company or (iv) upon the termination of your employment by the Company due to disability (as defined under the Company’s long term disability plan). Following the vesting of the Make-Whole RSUs, you will receive one share of Yahoo! Inc. common stock for each vested RSU (subject to any applicable tax withholdings or deductions). The grant will provide for automatic use of a portion of the Make-Whole RSUs to cover minimum tax withholding so that you will not need to make any cash payments to cover such minimum tax withholding. The Company reserves the right to utilize restricted stock instead of restricted stock units for this grant.

One-Time Retention Equity Award. You will also receive a retention equity award under the Stock Plan with an aggregate award value of $30 million (the “Retention Equity Award”), such grant to be made to you at the same time, in the same forms (including the utilization of performance criteria), in the same manner, in the same proportions as the 2012 Annual Grant and subject to the same conditions, except that the Retention Equity Award restricted stock units will vest 1/5th on the anniversary of the Next Grant Date in each year from 2013 to 2017, and the Retention Equity Award options will be 1/5th (rather than 1/3rd) vesting in equal installments at

[2]	For purposes of the Make-Whole RSUs, the One-Time Retention Award, the 2012 Annual Grant and as provided herein with regard to severance, “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 30 days after receipt of written notice from you specifying in reasonable detail the reasons you believe one of the following events or conditions has occurred (provided such notice is delivered by you no later than 30 days after the initial existence of the occurrence): (1) a material diminution of your then current aggregate base salary and target bonus amount (other than pro rata reductions that also affect substantially all other similarly situated employees) without your prior written agreement; (2) the material diminution of your authority, duties or responsibilities as an employee of the Company without your prior written agreement; or (3) the relocation of your position with the Company to a location that is greater than 50 miles from Sunnyvale, California and that is also further from your principal place of residence, without your prior written agreement, provided that in all events the termination of your service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason”.

the 12-month, 18-month, 30-month, 42-month and 54-month anniversaries of the Next Grant Date. The RSUs granted under the Retention Equity Award will provide for automatic use of a portion of the Retention Equity Award to cover minimum tax withholding so that you will not need to make any cash payments to cover such tax withholding.

Subsequent Long-Term Equity Grants. Commencing in 2013, during your employment with the Company, you will be eligible to be granted annual equity awards under the Stock Plan (“Annual Grants”). The actual grant date value of all such Annual Grants made during your employment with Yahoo! shall be determined in the discretion of the Compensation Committee after taking into account the Company’s and your performance and other relevant factors. While any grant and the size of it are in the discretion of the Compensation Committee, it is contemplated that the annual long term equity grants in 2013 and subsequent years will be in the same amount or greater than the 2012 Annual Grant (i.e., $12,000,000), subject to the Board’s evaluation of your performance and then current market compensatory levels and practices. It is further contemplated that the terms and conditions of your 2013 and future Annual Grants (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) granted to you shall be the same as such terms and conditions applicable to the annual long-term incentive awards granted to other senior executive officers of the Company at the time of such grants. All of such Annual Grants shall be subject to any applicable tax withholding or deductions.

General Terms. Subject to any specific provisions herein, all grants will be on such terms and conditions as determined by the Compensation Committee. All grants hereunder shall be made pursuant to the Stock Plan and shall be subject to the terms and conditions of the Stock Plan, including, without limitation, Section 8 thereof (which provides that the number of shares underlying an option award granted to any one person during a calendar year shall not exceed 15,000,000).

Stock Ownership. You recognize that you are subject to the Yahoo! requirements for stock ownership by officers.

Benefits. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo!’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time.

The Company will reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this letter up to a maximum of twenty five thousand dollars ($25,000) (based on your attorney’s normal charges and upon providing Yahoo! with documentation of the charges). This will be a taxable benefit to you. Additionally, the Company will reimburse you for up to $50,000 of security expenses per year in the event that situations arise where you, in your good faith estimation, determine that such security measures are required or prudent, upon presentation of appropriate documentation of expenditures in accordance with the Company’s expense reimbursement policies.

You will be expected to travel in connection with your employment. Yahoo! will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies and you will be eligible to participate in the travel policy established by the Company generally for its senior management.

Clawbacks. All bonuses and equity grants are subject to Yahoo! “clawback” policies as in effect from time to time, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Paid Time Off. You will accrue vacation at a rate of twenty (20) days (up to the maximum vacation accrual cap for others accruing at that same rate as specified in the Vacation Policy) for the first four (4) years of your employment at Yahoo!. Thereafter, you will accrue vacation at the regular Yahoo! vacation accrual rate (up to a maximum as specified in our Vacation Policy). Vacation is accrued based on hours worked, therefore Yahoos who work less than 40 hours per week accrue vacation on a pro-rata basis. In addition, Yahoo! currently provides eligible employees with designated company paid holidays each year.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo!. Therefore, you will be required to read, complete and sign Yahoo!’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to Yahoo! on or prior to your Employment Start Date. In addition, Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with Yahoo! shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to Yahoo!, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Yahoo!. Nevertheless, your current status as a member of the Board of Directors of Wal-Mart, Inc. is expressly permitted by this Agreement so long as it does not create competitive or fiduciary conflicts. Any outside activities must be in compliance with and approved if required by Yahoo!’s Code of Ethics or Corporate Governance Guidelines.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief Human Resources Officer and you. Notwithstanding the foregoing, if your employment is terminated by Yahoo! without Cause or you resign for Good Reason, then, in addition to any specific termination benefits set forth herein with regard to the equity grants (other than to the extent duplicative), Yahoo! will offer you severance benefits pursuant to its normal practice at the time of your termination and similar to what is offered to other senior executives. Cause and Good Reason will be as defined herein. All severance benefits are conditioned on you signing a full release of any and all claims against Yahoo! in a release form acceptable to Yahoo! (within the period specified in it by the Company) after the termination of your employment and your not revoking such release pursuant to any revocation rights afforded by applicable law. Upon a termination of your employment, you hereby resign as of the date of such termination as a director and officer of Yahoo! and its affiliates and subsidiaries and as a fiduciary of any of its or their benefit plans, and you agree to promptly execute and deliver upon such termination any document reasonably required by Yahoo! to evidence the foregoing.

Code of Ethics and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s Guide2Working@Y!, Yahoo!’s Code of Ethics and Yahoo!’s Corporate Governance Guidelines. Yahoo! requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Ethics Acknowledgment Form.

Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. The Company will instruct its Chairman, the Chief Yahoos and the named executive officers of the Company, other than in the good faith performance of their duties to the Company or in connection with their fiduciary duties to the Company and applicable law, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage you in any manner likely to be harmful to you or your business reputation or personal reputation. This paragraph shall not be violated by statements from either party which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this offer letter.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters.

Eligibility to Work in the United States. In order for Yahoo! to comply with United States law, we ask that on your Employment Start Date you bring to Yahoo! appropriate documentation to verify your authorization to work in the United States. Yahoo! may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

IRC 409A. This letter agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under the letter agreement that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

Background Check. You represent that all information provided to Yahoo! or its agents with regard to your background is true and correct.

We look forward to you joining Yahoo!. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Alfred J. Amoroso
Alfred J. Amoroso
Chairman of the Board

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Marissa A. Mayer	July 16, 2012
Marissa Mayer	Date

July 17, 2012
Planned Employment Start Date

Enclosures

Cc: HR file

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